News Release	BJ Services Company 5500 Northwest Central Dr. Houston, Texas 77092 713/462-4239

Contact: Jeff Smith

BJ SERVICES REPORTS SECOND FISCAL QUARTER

EARNINGS OF $0.62 PER DILUTED SHARE

Houston, Texas. April 25, 2006. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported that net income for the quarter ended March 31, 2006 was $203.5 million, or $0.62 per diluted share, up 86% compared to $109.6 million or $0.33 per diluted share for the second fiscal quarter of 2005 and up 27% compared to $159.7 million or $0.48 per diluted share for the previous quarter.

Consolidated revenue in the second quarter of fiscal 2006 was $1,078.8 million, up 36% compared to $795.9 million in prior year's March quarter and up 13% compared to $956.2 million reported in the previous quarter.

Consolidated operating income for the quarter was $295.3 million, an 84% increase compared to $160.4 million for the same quarter last year and a 29% increase compared to $229.6 million reported in the previous quarter.

During the quarter, the Company's capital expenditures were $109.6 million. Other uses of cash during the quarter included dividend payments of $16.1 million and the purchase of 2,784,782 shares of the Company's common stock for $93.1 million. Fiscal year to date, the Company has repurchased 3,322,382 shares for $112.0 million. On March 1, 2006, the Company's Board of Directors authorized the expansion of its share repurchase program, increasing the repurchase authority by $450 million. The Company now has authorization to purchase up to an additional $490.9 million in stock. On February 1, 2006, the Company paid the remaining balance of the outstanding unsecured 7% Series B Notes of $79.0 million, reducing the debt balance to $0.5 million as of March 31, 2006. Cash and cash equivalents decreased $100.1 million from the previous quarter to $326.3 million.

Commenting on the results, Chairman and CEO Bill Stewart said, "Activity increases in all reporting segments and price improvement have contributed to the Company's record earnings performance.

"We continue to believe the worldwide market activity will remain strong into the foreseeable future. We have also planned for a normal third fiscal quarter spring breakup in Canada. Based on our current estimates, we expect consolidated revenue for fiscal 2006 to increase 30% to 32% over fiscal 2005 with earnings per share expected to be in the range of $2.30 - $2.35, an increase of 67% to 70%."

CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)
	Three Months Ended
	March 31		December 31
	2006	2005	2005
Revenue	$1,078,818	$ 795,863	$956,161
Operating Expenses:
Cost of sales and services	712,358	573,593	649,266
Research and engineering	15,574	13,083	15,153
Marketing	24,953	22,170	24,592
General and administrative	28,756	26,218	37,591
Loss on long-lived assets	1,848	392	8
Total operating expenses	783,489	635,456	726,610
Operating income	295,329	160,407	229,551
Interest expense (1)	(155)	(3,790)	(135)
Interest income	3,501	3,609	3,390
Other income/(expense), net(2)	(748)	(282)	952
Income before income taxes	297,927	159,944	233,758
Income taxes	94,443	50,390	74,101
Net income	$203,484	$ 109,554	$159,657

Earnings Per Share:
Basic	$0.63	$0.34	$0.49
Diluted	$0.62	$0.33	$0.48

Weighted Average Shares Outstanding:
Basic	323,027	324,600	323,903
Diluted	326,859	329,716	329,596

Supplemental Data:
Depreciation and amortization	$39,917	$32,865	$38,185
Capital expenditures	109,631	77,668	81,860
Debt	496	501,867	82,271
	Six Months Ended
	March 31
	2006	2005
Revenue	$2,034,979	$ 1,533,645
Operating Expenses:
Cost of sales and services	1,361,622	1,123,679
Research and engineering	30,727	25,545
Marketing	49,547	43,845
General and administrative	66,347	48,701
Loss on long-lived assets	1,856	1,330
Total operating expenses	1,510,099	1,243,100
Operating income	524,880	290,545
Interest expense(1)	(290)	(7,758)
Interest income	6,891	6,572
Other income/(expense), net(2)	204	9,319
Income before income taxes	531,685	298,678
Income taxes	168,544	94,091
Net income	$ 363,141	$ 204,587

Earnings Per Share:
Basic	$1.12	$.63
Diluted	$1.11	$.62

Weighted Average Shares Outstanding:
Basic	323,469	324,716
Diluted	327,421	329,962

Supplemental Data:
Depreciation and amortization	$ 78,102	$ 65,230
Capital expenditures	191,491	132,607

  Interest expense for the three months ended March 31, 2005 includes interest on outstanding Convertible Senior Notes due 2022 as well as interest on $79.0 million in unsecured 7% Series B Notes. The Company redeemed all of the outstanding balance of the convertible notes for $422.4 million in April 2005. On February 1, 2006, the Company paid the outstanding balance of $79.0 million on the 7% notes.

(2) Includes $2.8 million payment received from the Asia-Pacific Region in the quarter ended December 31, 2005 related to the ongoing investigation and $9.0 million recovery of misappropriated funds from the Asia-Pacific region in the quarter ended December 31, 2004.

Segment Highlights

Following are the results of operations by segment for the three months ended March 31, 2006, March 31, 2005 and December 31, 2005 and for the six months ended March 31, 2006 and March 31, 2005:

	Three Months Ended			Six Months Ended
	March 31		December 31	March 31
	2006	2005	2005	2006	2005

U.S./Mexico Pressure Pumping Revenue	566,896	389,373	497,294	1,064,190	764,826
Operating Income	215,369	116,808	175,479	390,848	224,532
Operating Income Margins	38%	30%	35%	37%	29%
International Pressure Pumping Revenue	355,623	284,678	315,994	671,617	530,823
Operating Income	67,077	45,518	57,390	124,467	76,588
Operating Income Margins	19%	16%	18%	19%	14%
Other Oilfield Services Revenue	156,299	121,611	142,873	299,172	237,632
Operating Income	31,922	14,497	25,153	57,075	20,926
Operating Income Margins	20%	12%	18%	19%	9%
Corporate Revenue	0	201	0	0	364
Operating Loss(1)	(19,039)	(16,416)	(28,471)	(47,510)	(31,501)

  Includes stock based compensation expense of $7.5 million from the adoption of FAS 123(R) in the quarter ended December 31, 2005, and $3.9 million for the quarter ended March 31, 2006.

March Quarter Review

U.S./Mexico Pressure Pumping Services second quarter 2006 revenue of $566.9 million increased 14% compared to the December 2005 quarter (sequential) and 46% from the March 2005 quarter (year over year). The U.S. rig count averaged 1,519, up 3% from the previous quarter and up 19% from the prior year's quarter. Operating income margins for U.S./Mexico improved to 38% from 35% reported in the previous quarter and 30% reported in the same quarter last year. These results reflect higher activity and price improvement during the quarter.

International Pressure Pumping Services second quarter 2006 revenue of $355.6 increased 13% sequentially and increased 25% year over year:

Region	Sequential	Year Over Year
Europe/Africa	16%	8%
Middle East	-10%	19%
Asia Pacific	40%	50%
Russia	-15%	-9%
Latin America	1%	28%
Canada	22%	31%

The sequential revenue improvement is primarily attributable to increased drilling activity and pricing in Canada. Drilling activity in Canada increased 16% from the previous quarter. Excluding Canada, international revenue increased 6% from the previous quarter on a 4% increase in drilling activity. Asia Pacific led the increase in international revenue excluding Canada with significant contributions primarily from New Zealand and Thailand operations.

Year over year revenue, excluding Canada, increased 20%. The Asia Pacific increase of 50% was primarily from strong activity contributions in New Zealand and Thailand. Our Latin America region continues to benefit from favorable activity in the primary markets within the region. North Sea operations also showed improvement in the Europe/Africa region. Extreme winter weather in Siberia was the main cause for the decrease in revenue sequentially and year over year for our Russian operations.

Operating income margins for international pressure pumping were 19% compared to 18% reported in the previous quarter and 16% reported in last year's March quarter.

Other Oilfield Services second quarter 2006 revenue of $156.3 million increased 9% sequentially and increased 29% year over year.

Division	Sequential	Year Over Year
Tubular Services	8%	20%
Process & Pipeline Services	-1%	18%
Chemical Services	19%	46%
Completion Tools	10%	40%
Completion Fluids	18%	32%

Completion Fluids and Chemical Services improvements sequentially and year over year were primarily from increased activity in the U.S., while Completion Tools year over year increase was caused by improved sales mix in the Gulf of Mexico compared to last year's March quarter and increased activity and improved sales mix in Brazil.

Other oilfield services operating income margins for the quarter were 20%, up from 18% in the previous quarter and up from 12% reported in last year's March quarter.

Consolidated Geographic Highlights

The following table reflects the percentage change in the Company's consolidated revenue by geographic area for the March 2006 quarter compared to the December 2005 quarter (sequential) and the March 2005 quarter (year over year). The information presented is based on the Company's combined service and product line offering by geographic region.

Geographic	Sequential	Year Over Year

U.S.	15%	48%
Canada	22%	27%
	16%	43%
Latin America (includes Mexico)	-3%	15%
Europe/Africa	10%	8%
Russia	-15%	-9%
Middle East	-4%	25%
Asia Pacific	31%	47%
	4%	17%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the call will be posted on our website as soon as possible after the disclosure.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 8:00 a.m. Central Time.

To participate in the conference call, please call 913/981-4900, 10 minutes prior to the conference call start time and give the conference code number 8632425. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719/457-0820 and the replay entry code is 8632425. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, potential adverse results from our SEC and DOJ investigations, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

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(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)